EXHIBIT 11.3


CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - BASIC
(in thousands of dollars or shares except per share amounts)
Sixteen-weeks Ended November 14, 1998 and November 8, 1997

                                          Sixteen-weeks Ended
                                         ----------------------
                                          Nov. 14,    Nov. 8,
                                            1998        1997
                                         ---------    ---------
Basic:
  Net earnings (loss) applicable to
    common shares                        $  6,051     $   (725)
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,677       17,483
  Less:  Treasury stock - weighted
    average                                (7,716)      (5,612)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                             9,961       11,871
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares             $   0.61     $  (0.06)
                                         =========    =========













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